Exhibit 23 (2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214448 on Form S-3 of our report dated February 27, 2017, relating to the consolidated financial statements of Appalachian Power Company and subsidiaries appearing in or incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 21, 2019